                                                                         U.S. SECURITIES AND EXCHANGE CONMMISSION

----------------------------------                                                Washington, D.C. 20549                                                 --------------------------
              FORM 4                                                                                                                                      OMB APPROVAL
----------------------------------                                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                                                                                                                                         --------------------------
|_|  Check this box if no longer        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility      OMB Number:  3235-0287
    subject to Section 16. Form 4                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940                   --------------------------
   or                                                                                                                                                    Expires:  December 31,
    Form 5 obligations may                                                                                                                               2001
   continue.                                                                                                                                             Estimatd average burden
    See Instruction 1(b)                                                                                                                                 --------------------------
                                                                                                                                                         hours per response . . .
                                                                                                                                                         . . .0.5
(Print or Type Responses)
---------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------- ---------------------------------------------------------------- --------------------------------------------------
1.       Name and Address of Reporting Person*                    2.  Issuer Name and Ticker or Trading Symbol                     6.  Relationship of Reporting Person to Issuer
                                                                                                                                   (Check all applicable)
     CPQ Holdings, Inc.                                                    Click Commerce, Inc.     ("CKCM")                       ___ Director          __X_ 10% Owner
                                                                                                                                   ___ Officer                   ___ Other
                                                                                                                                   (give title below)          (specify  below)
----------------------------------------------------------------- ----------------------------------------------------------------
-----------------------------------------------------------------
(Last)               (First)            (Middle)                  3.  IRS or Social Security   4.  Statement for
                                                                      Number of Reporting         Month/Year                            _______________________
        20555 State Highway 249    M/C  110701                        Person (Voluntary)                 May 2001
-----------------------------------------------------------------                              -----------------------------------
                                                                                                                                   --------------------------------------------------
                            (Street)                                                           5.  If Amendment, Date of           7.  Individual or Joint/Group Filing (Check
                                                                                                  Original                         applicable line)
       Houston                TX                  77070                                           (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                                   -----
                                                                                                                                   ___ Form filed by More than One Reporting Person

-----------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------------------------------------------------------------
(City)                   (State)            (Zip)                          Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------- -------------------------------------------------------------------------------------------------------------------
1.  Title of Security                                             2.  Trans-       3.  Trans-    4.  Securities Acquired (A)        5.       Amount     6.  Owner-    7.
    Instr. 3)                                                         action                      or Disposed of (D)                   Of Securities      ship           Nature of
                                                                      Date       action           (Instr. 3, 4 and 5)                   Benefically       Form:          Indirect
                                                                                     Code                                               Owned at          Direct         Beneficial
                                                                    (Month/          (Instr. 8)                                         End of Month      (D) or         Owner-
                                                                                                                                                          Indirect       ship

                                                                                               ------------------------------------
                                                                                               ------------- -------- -------------
                                                                    Day/                                     (A) or                                       (I)
                                                                    Year)        Code   V         Amount     (D)         Price          (Instr. 3 and      (Instr.       (Instr. 4)
                                                                                                                                        4)              4)
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/08/01       S             200,000         D      $14.500                                D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/10/01       S                5,000        D      $14.325                                D
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/11/01       S                2,000         D     $14.300                                D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/15/01       S              10,000          D     $15.000                                D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/16/01       S              17,000          D     $14.835                                D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/17/01       S              15,000          D     $16.033                                D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/18/01       S               1,000          D     $17.130                                D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/21/01       S               4,000          D     $16.350                                D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/23/01       S               5,000          D     $15.900                                D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/24/01       S               5,000          D     $15.900                                D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/25/01       S               5,000          D     $15.300                                D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      05/29/01       S               5,000          D     $15.040           4,073,828            D
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).

======================================================================================================================================================================================

FORM 4 (continued)
                             TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

------------------------------- ----------- ---------- ----------- -------------------- ------------------ --------------------- --------- ------------ -------------- ----------------
1. Title of Derivative          2. Conver-  3. Trans-  4. Trans-   5. Number of Deriv-  6. Date Exer-      7. Title and Amount   8. Price  9. Number    10. Owner-     11. Nature
Security                          sion or     action     action      ative Securities     cisable and      of                    of          of Deriv-      ship         of
   (Instr. 3)                     Exercise    Date       Code        Ac-quired (A) or     Expiration Date    Underlying          Deriv-      ative          Form of      Indirect
                                  Price of               (Instr.     Dis-                 (Month/Day/        Securities          ative       Secur-        Deriv-        Benefi-
                                  Deri-     (Month/      8)          posed of (D)           Year)            (Instr. 3 and 4)    Secur-      ities          ative        cial
                                  vative     Day/                    (Instr. 3, 4,                                               ity         Bene-          Security:    Owner-
                                  Security   Year)                   and 5)                                                      (Instr.     ficially       Direct       ship (Instr.
                                                                                                                                 5)          Owned          (D) or       4)
                                                                                                                                             at End        Indirect
                                                                                        -------- --------- --------- -----------
                                                                                                                                             of             (I)
                                                                                                                                             Month         (Instr. 4)
                                                                                        Date     Expira-    Title    Amount or             (Instr. 4)
                                                                                        Exer-    tion                Number of
                                            ---------- ------- --- ----------- --------
                                                                                        cisable  Date                Shares
                                                       Code    V      (A)        (D)

                                                                   ----------- --------
------------------------------- ----------- ---------- ------- ---                      -------- --------- --------- ----------- --------- ------------ -------------- ----------------

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------------------------------- ----------- ---------- ------- --- ----------- -------- -------- --------- --------- ----------- --------- ------------ -------------- ----------------
Explanation of Responses:

                                                                                Compaq Computer Corporation

                                                                                By:  /s/  Gregory L. Phillips                                             June 27, 2001
                                                                                -------------------------------------------------------               ----------------------------
                                                                                    Gregory L. Phillips                                                          Date
                                                                                  Assistant Secretary
                                                                                           **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to  the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1474(7/96)                                                                                         Page 2